CUSIP NO. 769627 10 0               SCHEDULE 13D                       EXHIBIT 2

                                POWER OF ATTORNEY

      The undersigned, Derek J. Stevens Irrevocable Trust, under agreement dated July 16, 1993 ("Derek J. Stevens Trust"), does hereby constitute and appoint D. Kerry Crenshaw, Esq. as it's true and lawful attorney-in-fact to execute for and on it's behalf any Schedule 13D (and any amendments thereto) which it is or may be required to file with the United States Securities and Exchange Commission as a result of its and Desert Rock Enterprises LLC's ownership of or transactions in securities of Riviera Holdings Corporation. The Derek J. Stevens Trust acknowledges that the foregoing attorney-in-fact, in serving in such capacity at the request of the Derek J. Stevens Trust, and is not assuming any of the Derek
J. Stevens Trust's responsibilities to comply with Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

      This Power of Attorney shall remain in full force and effect until the Derek J. Stevens Trust is no longer required to or wishes to file reports under
Section 13(d) of the Securities Exchange Act of 1934, as amended, with respect to such undersigned's holdings of and transactions in securities issued by Riviera Holdings Corporation, unless earlier revoked by the Derek J. Stevens Trust in a signed writing delivered to the foregoing attorney-in-fact.

      IN WITNESS WHEREOF, the undersigned hereby executes this Agreement effective as of the last date set forth below.

                                       DEREK J. STEVENS IRREVOCABLE TRUST,
                                       under agreement dated July 16, 1993


                                       .../s/ Derek J. Stevens..................
                                       By: Derek J. Stevens, its Trustee

                                       DATE: September 20, 2006